                                                                    Exhibit 99.1

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                   ------------------------------------------
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                      ------------------------------------
                                      INDEX
                                      -----

                                                                                     Page
                                                                                     ----
Audited Financial Statements
----------------------------

  Report of Independent Auditors                                                        5

  Statements of Net Assets Available for Benefits                                       6
    December 31, 1998 and 1997

  Statements of Changes in Net Assets Available for Benefits For the Years              7
    Ended December 31, 1998, 1997 and 1996

  Notes to Financial Statements                                                         8

Schedules
---------

  Assets Held for Investment Purposes - Item 27(a) as of December 31, 1998             17

  Reportable Transactions - Item 27(d) for the year ended December 31, 1998            18

                         Report of Independent Auditors

Huntington Investment and Tax Savings
    Plan Committee

We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Huntington Investment and Tax Savings Plan at December 31, 1998 and 1997, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1998, and reportable transactions for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                      s/ Ernst & Young LLP

Columbus, Ohio
June 29, 1999

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                                   December 31,
                                                              1998                1997
                                                          ------------        ------------

ASSETS

Investments, at market value:
 Huntington Bancshares Incorporated
   Common Stock (Cost: $143,550,760 in 1998, and
   $130,274,025 in 1997)                                  $328,677,822        $379,640,497
 The Huntington National Bank sponsored
   Common Trust Fund                                              --             2,341,818
 Mutual Funds                                               36,100,609                --
                                                          ------------        ------------
    Total Investments                                      364,778,431         381,982,315

Contributions receivable
    From participants                                          585,186                --
    From Huntington Bancshares Incorporated                    322,880                --

Participant notes receivable                                   584,630                --

Accrued dividends, interest receivable,
  and other assets                                           2,201,648           2,120,482

Cash and cash equivalents                                      165,503           1,574,561
                                                          ------------        ------------
                             TOTAL ASSETS                  368,638,278         385,677,358
LIABILITIES

Investment purchases payable and other liabilities             405,512           1,658,801
                                                          ------------        ------------
        NET ASSETS AVAILABLE FOR BENEFITS                 $368,232,766        $384,018,557
                                                          ============        ============




See notes to financial statements.

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                               Years Ended December 31,
                                                   1998                  1997                 1996
                                               -------------         -------------        -------------
ADDITIONS
---------
Investment income:
  Cash dividends on
    Huntington Bancshares
    Incorporated Common Stock                  $   9,909,536         $   8,283,293        $   7,730,005
  Interest                                           164,371                27,074               25,939
                                               -------------         -------------        -------------
                                                  10,073,907             8,310,367            7,755,944
Contributions:
  Employees                                       14,296,646            10,430,340            9,902,941
  Employer                                         8,239,405             8,586,785            7,872,953
                                               -------------         -------------        -------------
                                                  22,536,051            19,017,125           17,775,894
Assets of merged plans                            47,491,634                  --                   --
                                               -------------         -------------        -------------
               Total Additions                    80,101,592            27,327,492           25,531,838

DEDUCTIONS
----------
Benefit distributions and
  other withdrawals                               62,142,383            47,533,239           28,052,979
                                               -------------         -------------        -------------
              Total Deductions                    62,142,383            47,533,239           28,052,979

Net realized and unrealized
  (depreciation) appreciation in market
  value of investments                           (33,745,000)          132,179,182           46,623,096
                                               -------------         -------------        -------------
             Net (decrease) increase             (15,785,791)          111,973,435           44,101,955

Net assets available for
  benefits at beginning of year                  384,018,557           272,045,122          227,943,167
                                               -------------         -------------        -------------
Net assets available for
  benefits at end of year                      $ 368,232,766         $ 384,018,557        $ 272,045,122
                                               =============         =============        =============


See notes to financial statements.

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1998

Note 1 - Plan Description and Accounting Policies
-------------------------------------------------

The financial statements of the Huntington Bancshares Investment and Tax Savings Plan (the "Plan") are presented on the accrual basis and are prepared in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Description of the Plan
-----------------------

The Plan, formerly the Huntington Stock Purchase and Tax Savings Plan and Trust, was initially adopted by the Board of Directors of Huntington Bancshares Incorporated ("Huntington") on September 29, 1977, to be effective January 1, 1978. On August 19, 1992, the Plan was amended and restated, effective January 1, 1987, to comply with the Internal Revenue Code of 1986, as amended. The Plan was again restated October 13, 1994, with a general effective date of January 1, 1987, to incorporate provisions concerning merged plans. The Plan was again amended and restated November 19, 1997, effective at April 1, 1998. The following summary describes the provisions of the Plan in effect as of the Plan year ending December 31, 1998.

Funding and Vesting
-------------------

Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax matched contributions of up to 15% of their eligible compensation. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Employee and employer contributions are fully vested at all times. Prior to April 1, 1998, Plan assets were invested primarily in Huntington Bancshares Incorporated Common Stock. Plan participants are now permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of ten investment options, including Huntington Bancshares Incorporated Common Stock. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.

Prior to the April 1, 1998 amendment, eligible employees of Huntington and its participating affiliates could choose between a pre-tax, after-tax, or a combined pre-tax and after-tax employee contribution. Participants could elect to make pre-tax matched contributions of up to 6% of their eligible compensation. Participants could also elect to make after-tax matched contributions of up to 3% of their eligible compensation, provided the sum of the participant's pre-tax matched and after-tax non-matched contributions equaled at least 3% of their eligible compensation. A participant's combined pre-tax and after-tax matched contributions could not exceed 6% of the participant's eligible compensation. A participant who designated the maximum 6% matched contribution could make voluntary "after-tax non-matched" contributions to the Plan up to an additional 10% of eligible compensation. A participant who designated less than a 6% matched contribution could make after-tax non-matched contributions to the Plan subject to the following rules. If the pre-tax matched contributions of a participant were less than 3% of eligible compensation, after-tax contributions were treated first as after-tax non-matched contributions until the sum of the pre-tax matched contributions and the after-tax non-matched contributions equaled 3% of eligible compensation. Thereafter, after-tax contributions were treated as after-tax matched contributions, up to the limits described above, and then as after-tax non-matched contributions. Huntington made a matching contribution equal to 75% of an employee's contribution up to 6% of eligible compensation provided that no more than 3% of compensation was contributed on an after-tax basis. In addition, Huntington could make additional matching contributions, up to 25% of pre-tax and after-tax matched contributions, at the discretion of the Board of Directors.

Administration
--------------

The Plan administrator is Huntington Bancshares Incorporated. Administration of the Plan has been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington.

Employee and Employer contributions to participants' accounts in the Plan are invested pursuant to the participants' investment direction elections on file at the time the contributions are allocated to the participants' accounts. Plan assets are held in mutual funds or Huntington Bancshares Incorporated Common Stock by the trust division of The Huntington National Bank (the "Plan Trustee"), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of these mutual funds or Huntington Bancshares Incorporated Common Stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from and sell to, Huntington at market prices shares of Huntington Bancshares Incorporated Common Stock.

Trustee and most administrative fees are paid from the general assets of Huntington. However, participants are charged a nominal amount for administration of the Plan.

Distributions and Withdrawals
-----------------------------

Distributions from the Plan are paid in cash. A participant may request that the portion of his or her account that is invested in the Huntington Bancshares Incorporated Common Stock Fund be distributed in shares of Huntington Bancshares Incorporated Common Stock with cash paid in lieu of any fractional shares. Distributions and withdrawals are reported at market value.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and
(iii) pre-April 1, 1998 Employer contributions that have been in the participants' accounts for at least 24 months.

Employee pre-tax elective deferrals and post April 1, 1998, Employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant's death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of Employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions.

Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.


Dividends and Interest Income
-----------------------------

Dividends are recognized as of the record date. Interest is recorded on an accrual basis when earned.

Investments
-----------

Subsequent to April 1, 1998, the separate investment options offered by the Plan are as follows:

Huntington Bancshares Incorporated Common Stock Fund: This fund is invested primarily in Huntington Bancshares Incorporated Common Stock. A small percentage of this fund (usually 1% or less) is invested in a money market fund to maintain liquidity for Plan distributions and participant fund reallocations. Unit values are assigned to participants.

Huntington Money Market Fund: This fund seeks to provide safety of principal and interest, a reasonable rate of interest income, little or no fluctuation of principal, and liquidity. Investments typically include short-term debt securities, including commercial paper, certificates of deposit, bankers acceptances and government securities.

Bond Fund of America: This fund seeks to provide as high a level of current income as is consistent with the preservation of capital by investing primarily in bonds. The fund invests substantially all of its assets in marketable corporate debt securities, U.S. government securities, mortgage-related securities, other asset-backed securities and cash or money market instruments. Normally, at least 65% of the fund assets will be invested in bonds.

Vanguard Wellington Fund: This fund seeks to conserve capital and to provide moderate long-term growth and moderate income by investing in stocks, bonds and money market instruments. The fund invests 60% to 70% of its assets in dividend-paying stocks of large and medium sized companies. The remaining 30% to 40% of assets are invested in high-quality longer-term corporate bonds, with some investment in Treasury, government agency and mortgage backed bonds.

Huntington Income-Equity Trust Fund: This fund seeks to achieve current income and moderate appreciation of both capital and income by investing in income-producing securities, such as stocks of companies having the potential to pay attractive dividends.

Vanguard Index 500 Fund: This fund seeks to mirror, as closely as possible, the performance of the Standard and Poor's 500 Composite Stock Price Index, which emphasizes stocks of large U.S. companies. Accordingly, the fund invests in stocks which are included in the Standard and Poor's 500 Composite Stock Price Index.

MFS Massachusetts Investors Fund: This fund seeks to provide current income and long-term growth of capital and income. Investments include stocks and other equity securities of companies emphasizing above average growth potential.

Neuberger & Berman Partners Trust Fund: This fund is designed to achieve long-term capital growth by investing in common stocks of established medium to large capitalization companies.

Franklin Small Cap Growth I Fund: This fund seeks long-term growth of capital by investing in common stocks of smaller capitalization companies.

EuroPacific Growth Fund: This fund seeks long-term growth of capital by investing in securities of companies domiciled outside of the United States, usually located in Europe and the Pacific Basin. However, the fund may invest in securities of developing countries as well.

Participant Notes Receivable
----------------------------

In conjunction with the merger of First Michigan Bank Corporation into Huntington, the First Michigan Bank Corporation Cash Option Plan (the "First Michigan Plan") merged into the Plan effective as of April 1, 1998. The loan fund represents the transfer of the outstanding participant loan balances in the First Michigan Plan to the Plan. While the Plan does not allow participants to take loans against their account balances, participants with outstanding loans in the First Michigan Plan at the time of its merger into the Plan are permitted to repay outstanding loans. The First Michigan Plan was amended in 1997 to discontinue participant loans. Therefore, no loans were made from the First Michigan Plan during 1998. Each loan, by its terms, must be repaid within 5 years, unless it is a loan for a participant's principal residence. The loans bear interest at a market rate fixed at the date of origination. Principal and interest is paid by participants through payroll deductions authorized by the participant currently employed by Huntington. Individuals terminated from employment repay principal and interest on an installment basis.

Plan Funds
----------

The following summarizes balances of the Plan's funds at December 31, 1998:

                                                                                                       MUTUAL FUNDS
                                                                        HUNTINGTON          ------------------------------
                                                                        BANCSHARES
                                                                       INCORPORATED         HUNTINGTON
                                                                          COMMON               MONEY         BOND FUND
                                                                        STOCK FUND*           MARKET*        OF AMERICA
                                                                     ------------------    --------------  ---------------
ASSETS
Investments, at market value:
     Huntington Bancshares Incorporated
       Common Stock*                                                 $     328,677,822
     Mutual Funds                                                                          $   4,664,322  $     3,195,599
                                                                     ------------------    -------------  ---------------
       Total Investments                                                   328,677,822         4,664,322        3,195,599

Contributions Receivable
     From participants                                                         362,363            10,823           11,878
     From Huntington Bancshares                                                214,368             5,410            6,050

Participant Notes Receivable                                                       ---               ---              ---

Accrued dividends, interest receivable
   and other assets                                                          2,182,381            19,267              ---

Cash and cash equivalents                                                      162,751               ---              ---
                                                                     ------------------    -------------  ---------------
                                            TOTAL ASSETS                   331,599,685         4,699,822        3,213,527
LIABILITIES

Investment purchases payable and other liabilities                              17,267            55,565           17,941
                                                                     ------------------    -------------  ---------------
                       NET ASSETS AVAILABLE FOR BENEFITS             $     331,582,418   $     4,644,257  $     3,195,586
                                                                     ==================  ===============  ===============





                                                                                          MUTUAL FUNDS
                                                             ----------------------------------------------------------------
                                                                            HUNTINGTON
                                                                              INCOME-                               MFS
                                                              VANGUARD        EQUITY           VANGUARD         MASSACHUSETTS
                                                             WELLINGTON       TRUST*           INDEX 500         INVESTORS
                                                            --------------  ------------   ------------------  --------------
ASSETS
Investments, at market value:
     Huntington Bancshares Incorporated
       Common Stock*
     Mutual Funds                                          $    5,252,872  $    939,604   $       10,125,248  $     6,371,795
                                                           --------------  ------------   ------------------  ---------------
       Total Investments                                        5,252,872       939,604           10,125,248        6,371,795

Contributions Receivable
     From participants                                             32,300         8,334               70,971           33,239
     From Huntington Bancshares                                    16,587         4,360               33,625           15,985

Participant Notes Receivable                                          ---           ---                  ---              ---

Accrued dividends, interest receivable
   and other assets                                                   ---           ---                  ---              ---

Cash and cash equivalents                                           2,734           ---                  ---                1
                                                           --------------  ------------   ------------------  ---------------
                                            TOTAL ASSETS        5,304,493       952,298           10,229,844        6,421,020
LIABILITIES

Investment purchases payable and other liabilities                 48,724        12,428              110,626           51,143
                                                           --------------  ------------   ------------------  ---------------
                       NET ASSETS AVAILABLE FOR BENEFITS   $    5,255,769  $    939,870   $       10,119,218  $     6,369,877
                                                           ==============  ============   ==================  ===============


                                                                                          MUTUAL FUNDS
                                                                   --------------------------------------------------
                                                                      NEUBERGER &       FRANKLIN
                                                                      BERMAN            SMALL CAP       EUROPACIFIC
                                                                       TRUST            GROWTH I           GROWTH
                                                                   --------------    ----------------  --------------
ASSETS
Investments, at market value:
     Huntington Bancshares Incorporated
       Common Stock*
     Mutual Funds                                                 $    3,528,675    $      1,213,091  $       809,403
                                                                  --------------    ----------------  ---------------
       Total Investments                                               3,528,675           1,213,091          809,403

Contributions Receivable
     From participants                                                    26,077              20,633            8,568
     From Huntington Bancshares                                           12,945               9,585            3,965

Participant Notes Receivable                                                 ---                 ---              ---

Accrued dividends, interest receivable
   and other assets                                                          ---                 ---              ---

Cash and cash equivalents                                                    ---                 ---              ---
                                                                  --------------    ----------------  ---------------
                                            TOTAL ASSETS               3,567,697           1,243,309          821,936
LIABILITIES

Investment purchases payable and other liabilities                        42,368              33,605           15,845
                                                                  --------------    ----------------  ---------------
                       NET ASSETS AVAILABLE FOR BENEFITS          $    3,525,329    $      1,209,704  $       806,091
                                                                  ==============    ================  ===============




                                                                                     TOTAL HUNTINGTON
                                                                        LOAN          INVESTMENT AND
                                                                        FUND         TAX SAVINGS PLAN
                                                                     ------------   ------------------
ASSETS
Investments, at market value:
     Huntington Bancshares Incorporated
       Common Stock*                                                              $     328,677,822
     Mutual Funds                                                                        36,100,609
                                                                                   ----------------
       Total Investments                                                                364,778,431

Contributions Receivable
     From participants                                                                      585,186
     From Huntington Bancshares                                                             322,880

Participant Notes Receivable                                        $    584,630            584,630

Accrued dividends, interest receivable
   and other assets                                                          ---          2,201,648

Cash and cash equivalents                                                     17            165,503
                                                                    ------------   ----------------
                                            TOTAL ASSETS                 584,647        368,638,278
LIABILITIES

Investment purchases payable and other liabilities                           ---            405,512
                                                                    ------------   ----------------
                       NET ASSETS AVAILABLE FOR BENEFITS            $    584,647  $     368,232,766
                                                                    ============   ================

* - Indicates party-in-interest to the Plan.

Statements Of Changes In Net Assets Available For Benefits
----------------------------------------------------------

The following summarizes the changes in net assets available for benefits by fund for the year ended December 31, 1998:

                                                                                                      MUTUAL FUNDS
                                                                        HUNTINGTON        ------------------------------------
                                                                        BANCSHARES
                                                  HUNTINGTON           INCORPORATED          HUNTINGTON
                                                  EMPLOYEE STOCK          COMMON                MONEY           BOND FUND
                                                  PURCHASE PLAN*        STOCK FUND*            MARKET*          OF AMERICA
                                              -------------------    ------------------    ----------------   ---------------
ADDITIONS
Investment income:
   Cash dividends                             $        2,064,678     $       6,624,254    $            ---    $      152,282
   Interest                                               12,318                33,449             118,583               ---
                                              -------------------    ------------------    ----------------   ---------------
                                                       2,076,996             6,657,703             118,583           152,282
Contributions:
   Employees                                           3,212,787             6,917,899             253,413           331,400
   Employer                                            2,603,698             3,932,768              66,745            93,189
                                              -------------------    ------------------    ----------------   ---------------
                                                       5,816,485            10,850,667             320,158           424,589
Assets of merged plans                                   109,968            46,591,327              51,636               ---
                                              -------------------    ------------------    ----------------   ---------------
                    Total Additions                    8,003,449            64,099,697             490,377           576,871
DEDUCTIONS
Benefit distributions and other withdrawals           23,504,702            33,706,959           1,071,350           436,917
                                              -------------------    ------------------    ----------------   ---------------
                    Total Deductions                  23,504,702            33,706,959           1,071,350           436,917

Net realized and unrealized
   appreciation (depreciation) in
   market value of investments                         9,467,233           (43,458,713)                ---           (90,975)
Interfund Transfers                                 (377,984,537)          344,648,393           5,225,230         3,146,607
                                              -------------------    ------------------    ----------------   ---------------
   Net (decrease) increase                          (384,018,557)          331,582,418           4,644,257         3,195,586
Net assets available for benefits
   at beginning of year                              384,018,557                   ---                 ---               ---
                                              -------------------    ------------------    ----------------   ---------------
Net assets available for benefits
   at end of year                             $              ---   $       331,582,418   $       4,644,257  $      3,195,586
                                              ==================   ===================   =================  ================



                                                                           MUTUAL FUNDS
                                             --------------------------------------------------------------------------
                                                                   HUNTINGTON
                                                                   INCOME-                                  MFS
                                                 VANGUARD          EQUITY            VANGUARD          MASSACHUSETTS
                                                WELLINGTON         TRUST*           INDEX 500            INVESTORS
                                               --------------    ------------    -----------------    ----------------
ADDITIONS
Investment income:
   Cash dividends                              $     517,452     $    26,934     $        106,313     $       279,969
   Interest                                              ---             ---                  ---                   2
                                               --------------    ------------    -----------------    ----------------
                                                     517,452          26,934              106,313             279,971
Contributions:
   Employees                                         539,576         212,002            1,196,250             537,215
   Employer                                          261,400          61,104              517,051             254,309
                                               --------------    ------------    -----------------    ----------------
                                                     800,976         273,106            1,713,301             791,524
Assets of merged plans                                   ---             ---                  ---                 ---
                                               --------------    ------------    -----------------    ----------------
                    Total Additions                1,318,428         300,040            1,819,614           1,071,495
DEDUCTIONS
Benefit distributions and other withdrawals          402,746          64,034            1,371,174             894,882
                                               --------------    ------------    -----------------    ----------------
                    Total Deductions                 402,746          64,034            1,371,174             894,882

Net realized and unrealized
   appreciation (depreciation) in
   market value of investments                      (368,928)         27,312              879,073             103,362
Interfund Transfers                                4,709,015         676,552            8,791,705           6,089,902
                                               --------------    ------------    -----------------    ----------------
   Net (decrease) increase                         5,255,769         939,870           10,119,218           6,369,877
Net assets available for benefits
   at beginning of year                                  ---             ---                  ---                 ---
                                               --------------    ------------    -----------------    ----------------
Net assets available for benefits
   at end of year                            $     5,255,769   $     939,870     $     10,119,218     $     6,369,877
                                             ===============   =============     ================     ===============


                                                              MUTUAL FUNDS
                                            --------------------------------------------------
                                                NEUBERGER &        FRANKLIN                                        TOTAL HUNTINGTON
                                                   BERMAN          SMALL CAP        EUROPACIFIC       LOAN          INVESTMENT AND
                                                   TRUST           GROWTH I          GROWTH           FUND         TAX SAVINGS PLAN
                                               ---------------   --------------    ------------   --------------   -----------------
ADDITIONS
Investment income:
   Cash dividends                              $       86,503   $       16,398    $     34,753                     $     9,909,536
   Interest                                               ---              ---             ---    $          19            164,371
                                               ---------------   --------------    ------------   --------------   ---------------
                                                       86,503           16,398          34,753               19         10,073,907
Contributions:
   Employees                                          512,697          377,530         205,877               ---        14,296,646
   Employer                                           229,981          151,521          67,639               ---         8,239,405
                                               ---------------   --------------    ------------   --------------   ---------------
                                                      742,678          529,051         273,516               ---        22,536,051
Assets of merged plans                                    ---              ---             ---           738,703        47,491,634
                                               ---------------   --------------    ------------   --------------   ---------------
                    Total Additions                   829,181          545,449         308,269           738,722        80,101,592
DEDUCTIONS
Benefit distributions and other withdrawals           628,819           34,149          26,651               ---        62,142,383
                                               ---------------   --------------    ------------   --------------   ---------------
                    Total Deductions                  628,819           34,149          26,651               ---        62,142,383

Net realized and unrealized
   appreciation (depreciation) in
   market value of investments                       (275,997)         (17,826)         (9,541)             ---        (33,745,000)
Interfund Transfers                                 3,600,964          716,230         534,014         (154,075)               ---
                                               ---------------   --------------    ------------   --------------   ---------------
   Net (decrease) increase                          3,525,329        1,209,704         806,091          584,647        (15,785,791)
Net assets available for benefits
   at beginning of year                                   ---              ---             ---              ---        384,018,557
                                               ---------------   --------------    ------------   --------------   ---------------
Net assets available for benefits
   at end of year                            $      3,525,329  $     1,209,704   $     806,091  $       584,647    $   368,232,766
                                             ================  ===============   =============  ===============    ===============


* - Indicates party-in-interest to the Plan.

Note 2 - Cash and Cash Equivalents
----------------------------------

Cash and cash equivalents primarily represent funds temporarily invested in the Huntington Money Market Fund to provide liquidity for fund reallocations and distributions from the Huntington Bancshares Incorporated Common Stock Fund.

Note 3 - Federal Income Taxes
-----------------------------

The Plan has received a determination letter from the Internal Revenue Service dated June 13, 1995, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. The Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

Note 4 - Net Realized and Unrealized (Depreciation) Appreciation of Investments
-------------------------------------------------------------------------------

During each of the three years in the period ended December 31, 1998, the Plan's investments, including investments bought, sold, as well as held during the year, (depreciated)/appreciated in market value as follows:

                                               Net
                                          (Depreciation)
                                           Appreciation           Market Value
                                          in Market Value           at End
                                            During Year             of Year
                                           -------------         -------------
Year ended December 31, 1998
----------------------------
Huntington Bancshares Incorporated
   Common Stock                            $ (33,991,480)        $ 328,677,822
Huntington Money Market Fund                        --               4,827,073
Bond Fund of America                             (90,975)            3,195,599
Vanguard Wellington Fund                        (368,928)            5,252,872
Huntington Income-Equity Trust Fund               27,312               939,604
Vanguard Index 500 Fund                          879,073            10,125,248
MFS Massachusetts Investors Fund                 103,362             6,371,795
Neuberger & Berman Trust Fund                   (275,997)            3,528,675
Franklin Small Cap Growth I Fund                 (17,826)            1,213,091
EuroPacific Growth Fund                           (9,541)              809,403
                                           -------------         -------------
                                           $ (33,745,000)        $ 364,941,182
                                           =============         =============


                                                    Net
                                                 Appreciation       Market Value
                                                in Market Value        at End
                                                  During Year          of Year
                                                 ------------        ------------
Year ended December 31, 1997
----------------------------
   Huntington Bancshares Incorporated
         Common Stock                            $131,773,663        $379,640,497
   The Huntington National Bank sponsored
         Common Trust Fund                            405,519           2,341,818
                                                 ------------        ------------
                                                 $132,179,182        $381,982,315
                                                 ============        ============

                                                    Net
                                                 Appreciation       Market Value
                                                in Market Value        at End
                                                  During Year          of Year
                                                 ------------        ------------
Year ended December 31, 1996
----------------------------
   Huntington Bancshares Incorporated
         Common Stock                            $ 46,345,414        $266,307,490
   The Huntington National Bank sponsored
         Common Trust Fund                            277,682           2,395,425
                                                 ------------        ------------
                                                 $ 46,623,096        $268,702,915
                                                 ============        ============

Note 5 - Plan Mergers
---------------------

During 1998, approximately $47.3 million was transferred to the Plan as a result of the previous acquisition of First Michigan Bank Corporation, Holland, Michigan. In addition, approximately $.2 million was transferred to the Plan as a result of the previous acquisition of the Bank of Winter Park, Winter Park, Florida.

Note 6 - Terminated Participants
--------------------------------

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan. Amounts allocated to these participants were $1,620,153 at December 31, 1998. There were no amounts allocated at December 31, 1997.

Note 7 - Party-In-Interest Transactions
---------------------------------------

The Plan held the following party-in-interest investments (at fair value) at December 31:

                                                  1998                1997
                                              ------------        ------------
Huntington Bancshares Incorporated
      Common Stock                            $328,677,822        $379,640,497
The Huntington National Bank sponsored
      Common Trust Fund                               --             2,341,818
Huntington Money Market Fund                     4,827,073           1,568,691
Huntington Income-Equity Trust Fund                939,604                --


Costs and expenses incurred in administering the Plan paid by Huntington, including brokerage commissions and fees in connection with each purchase of securities, totaled $894,357, $735,545, and $540,450 for 1998, 1997, and 1996,
respectively.

Note 8 - Year 2000 (Unaudited)
------------------------------

The Year 2000 problem is the result of many existing computer programs using only the last two-digits, as opposed to four digits, to indicate the year. Such computer systems may be unable to recognize a year that begins with "20" instead of "19". If not corrected, many computer programs could cause systems failures or other computer errors, leading to possible disruptions in operations or creation of erroneous results.

Huntington, in an enterprise-wide effort, is taking steps to ensure that its internal systems are secure from such failure and that its current products will perform. Huntington's Year 2000 Plan addresses all systems, software, hardware, and infrastructure components, including those of the Plan. Huntington, on behalf of the Plan, prioritized the various systems that could be affected by the Year 2000, including those maintained by the Plan's third party vendors, suppliers, and service providers. Efforts to ensure compliance of core systems deemed critical have been substantially completed. In addition, Huntington is presently working with the Plan's business partners and suppliers to ensure the potential problem is adequately addressed. None of the costs associated with compliance efforts have been or will be borne by the Plan.

The Year 2000 problem is unique in that it has never previously occurred; thus, it is not possible to completely foresee or quantify the overall or any specific financial or operational impacts to Huntington, the Plan, or to third parties which provide critical services to the Plan.

                                                     Supplemental Schedule 27(a)

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                       ASSETS HELD FOR INVESTMENT PURPOSES

                                December 31, 1998

                                                                                               Current
        Issuer                            Description of Investment           Cost              Value
----------------------------------        -------------------------      ------------        ------------
Huntington Bancshares Incorporated
    Common Stock*                         143,713,511 shares             $143,550,760        $328,677,822

Huntington Money Market Fund*             4,827,073 units                   4,827,073           4,827,073

Bond Fund of America Fund                 234,797 units                     3,268,933           3,195,599

Vanguard Wellington Fund                  178,973 units                     5,608,811           5,252,872

Huntington Income-Equity
Trust Fund*                               23,001 units                        911,266             939,604

Vanguard Index 500 Fund                   88,856 units                      9,219,851          10,125,248

MFS Massachusetts Investors Fund          314,655 units                     6,240,505           6,371,795

Neuberger & Berman Trust Fund             195,277 units                     3,721,590           3,528,675

Franklin Small Cap Growth I Fund          53,746 units                      1,213,095           1,213,091

EuroPacific Growth Fund                   28,499 units                        813,362             809,403

Participant loans                         6.00% to 10.00%                           0             584,630



  * Indicates party-in-interest to the Plan.

                                                     Supplemental Schedule 27(d)

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                       SCHEDULE OF REPORTABLE TRANSACTIONS

                          YEAR ENDED DECEMBER 31, 1998

                                                                                               Purchases             Sales
                                                                                     --------------------------   -----------
                                                                                       Number of                    Number of
    Identity of Party Involved                  Description of Asset                 Transactions       Dollars   Transactions
--------------------------------------       -------------------------------         ------------       -------   ------------
Catergory (iii) - Series of transactions greater than 5% of Plan assets.
------------------------------------------------------------------------

Huntington Bancshares Incorporated              Huntington Bancshares Incorporated      41             7,640,323     28
BHC Securities                                  Common Stock
Dean Witter
Jefferies & Co.
McDonald & Company Securities
Ohio Company

Huntington Bancshares Incorporated              Huntington Money Market Fund           132            13,621,983     67


                                                                                                 Sales
                                                                                      ---------------------------
                                                                                                         Gain
    Identity of Party Involved                  Description of Asset                    Dollars          (Loss)
--------------------------------------       -------------------------------          ----------       ----------
Catergory (iii) - Series of transactions greater than 5% of Plan assets.
------------------------------------------------------------------------

Huntington Bancshares Incorporated              Huntington Bancshares Incorporated    12,825,887       7,949,566
BHC Securities                                  Common Stock
Dean Witter
Jefferies & Co.
McDonald & Company Securities
Ohio Company

Huntington Bancshares Incorporated              Huntington Money Market Fund          10,526,352      n/a







There were no category (i), (ii), or (iv) reportable transactions during the year ended December 31, 1998.